Exhibit 99

Eaton Reports Third Quarter Earnings Per Share of $0.95

Third Quarter Earnings Per Share were $1.43, Up 14 Percent Over Third Quarter of 2017, Excluding the Impact of the 2018 Arbitration Decision Related to Legacy Cooper Business and the 2017 Gain on the Eaton Cummins Joint Venture

Earnings Guidance for Full Year 2018 Raised by 5 Cents at Midpoint, Up 1 Percent Over Prior Guidance, Excluding the Impact of the Arbitration Decision

DUBLIN--(BUSINESS WIRE)--October 30, 2018--Power management company Eaton Corporation plc (NYSE:ETN) today announced that earnings per share were $0.95 for the third quarter of 2018. Earnings per share were $1.43, an increase of 14 percent over the third quarter of 2017, excluding the impact of the 2018 arbitration decision related to the legacy Cooper business and the 2017 gain on the Eaton Cummins joint venture.

Sales in the third quarter of 2018 were $5.4 billion, up 4 percent over the same period in 2017. The sales increase consisted of 6 percent growth in organic sales, partially offset by 1 percent negative currency translation and negative 1 percent from the divestiture in 2017 of our share in a small electrical joint venture and the formation of the Eaton Cummins joint venture.

Craig Arnold, Eaton chairman and chief executive officer, said, “We had a solid third quarter. Revenue growth was strong and we had record segment margins.

“Our segment margins in the third quarter were 17.6 percent, an all-time quarterly record, and above the high end of our guidance,” said Arnold. “This represents a 120 basis point improvement over the third quarter of 2017. We had all-time record margins in the quarter in three segments: Electrical Products, Electrical Systems and Services, and Aerospace.

“Operating cash flow in the third quarter was $1.00 billion,” said Arnold. “Year-to-date, we have generated operating cash flow of $1.84 billion.

“We now expect the midpoint of 2018 earnings per share to be $5.35, up $0.05 from our prior guidance, representing a 15 percent increase over 2017, excluding the third quarter 2018 arbitration decision, the 2017 gain on the formation of the Eaton Cummins joint venture, and the income arising from the 2017 tax bill,” said Arnold. “We are also narrowing our earnings per share guidance for the year, resulting in revised guidance of between $5.30 and $5.40. Accordingly, for the fourth quarter of 2018, we anticipate earnings per share to be between $1.38 and $1.48.”

Business Segment Results

Sales for the Electrical Products segment were $1.8 billion, even with the third quarter of 2017. Organic sales were up 1 percent while currency translation was negative 1 percent. Excluding Lighting, organic sales were up 3 percent. Operating profits were a record $343 million, up 4 percent over the third quarter of 2017.

“Operating margins in the third quarter were 19.2 percent, 70 basis points over 2017 and an all-time quarterly record,” said Arnold. “Orders in the third quarter were up 3 percent over the third quarter of 2017, driven by solid growth in both industrial and residential markets in the Americas, and modest growth in Lighting.”

Sales for the Electrical Systems and Services segment were $1.5 billion, up 7 percent over the third quarter of 2017. Organic sales were up 9 percent, currency translation was negative 1 percent, and the sale in 2017 of our stake in a small joint venture reduced sales by 1 percent. Operating profits were $234 million, up 19 percent over the third quarter of 2017.

“Operating margins were 15.4 percent, an improvement of 160 basis points over 2017 and an all-time quarterly record,” said Arnold. “Orders in the third quarter were up 4 percent over the third quarter of 2017, led by strong growth in EMEA and Asia Pacific, and continued growth in data center markets.”

Hydraulics segment sales were $670 million, up 6 percent over the third quarter of 2017. Organic sales were up 7 percent while currency translation was negative 1 percent. Operating profits in the third quarter were $94 million, up 18 percent over the third quarter of 2017.

“Operating margins in the quarter were 14.0 percent, an improvement of 140 basis points over 2017,” said Arnold. “Orders in the third quarter were up 4 percent over the third quarter of 2017, with solid growth in the Americas and Asia Pacific.”

Aerospace segment sales were $478 million, up 9 percent over the third quarter of 2017, all coming from organic sales growth. Operating profits in the third quarter were a record $105 million, up 25 percent over the third quarter of 2017.

“Operating margins in the quarter were 22.0 percent, 280 basis points over 2017 and an all-time quarterly record,” said Arnold. “Orders in the quarter were up 12 percent over the third quarter of 2017. We saw particular strength in orders for commercial transports, commercial aftermarket, and military rotorcraft.”

The Vehicle segment posted sales of $876 million, up 2 percent over the third quarter of 2017. Organic sales were up 7 percent partially offset by negative 2 percent as a result of the formation of the Eaton Cummins joint venture in 2017 and negative 3 percent from currency translation. Operating profits in the third quarter were $166 million, up 11 percent over the third quarter of 2017.

“Operating margins in the quarter were 18.9 percent, an improvement of 140 basis points over 2017,” said Arnold. “We now forecast NAFTA Class 8 production in 2018 to be 320,000 units.”

eMobility segment sales were $80 million, up 7 percent over the third quarter of 2017, all coming from organic sales. Operating profits in the third quarter were $10 million, down 38 percent from the third quarter of 2017 due to increased R&D investments. Operating margins in the quarter were 12.5 percent.

Eaton is a power management company with 2017 sales of $20.4 billion. We provide energy-efficient solutions that help our customers effectively manage electrical, hydraulic and mechanical power more efficiently, safely and sustainably. Eaton is dedicated to improving the quality of life and the environment through the use of power management technologies and services. Eaton has approximately 98,000 employees and sells products to customers in more than 175 countries. For more information, visit Eaton.com.

Notice of conference call: Eaton’s conference call to discuss its third quarter results is available to all interested parties as a live audio webcast today at 11 a.m. United States Eastern Time via a link on Eaton’s home page. This news release can be accessed under its headline on the home page. Also available on the website prior to the call will be a presentation on third quarter results, which will be covered during the call.

This news release contains forward-looking statements concerning fourth quarter and full-year 2018 earnings per share, and the NAFTA Class 8 truck market. These statements should be used with caution and are subject to various risks and uncertainties, many of which are outside the company’s control. The following factors could cause actual results to differ materially from those in the forward-looking statements: unanticipated changes in the markets for the company’s business segments; unanticipated downturns in business relationships with customers or their purchases from us; competitive pressures on sales and pricing; unanticipated changes in the cost of material and other production costs, or unexpected costs that cannot be recouped in product pricing; the introduction of competing technologies; unexpected technical or marketing difficulties; unexpected claims, charges, litigation or dispute resolutions; strikes or other labor unrest; natural disasters; the performance of recent acquisitions; unanticipated difficulties integrating acquisitions; new laws and governmental regulations; interest rate changes; changes in tax laws or tax regulations; stock market and currency fluctuations; and unanticipated deterioration of economic and financial conditions in the United States and around the world. We do not assume any obligation to update these forward-looking statements.

Financial Results

The company’s comparative financial results for the nine months ended September 30, 2018 are available on the company’s website, www.eaton.com.

EATON CORPORATION plc
CONSOLIDATED STATEMENTS OF INCOME
	Three months ended September 30		Nine months ended September 30

(In millions except for per share data)	2018	2017	2018	2017
Net sales	$5,412	$5,211	$16,150	$15,191

Cost of products sold	3,597	3,466	10,841	10,221
Selling and administrative expense	889	902	2,679	2,669
Research and development expense	138	147	439	440
Interest expense - net	67	60	205	181
Gain on sale of business	—	1,077	—	1,077
Arbitration decision expense	275	—	275	—
Other expense - net	7	19	13	24
Income before income taxes	439	1,694	1,698	2,733
Income tax expense	23	293	184	381
Net income	416	1,401	1,514	2,352
Less net income for noncontrolling interests	—	—	—	(1)
Net income attributable to Eaton ordinary shareholders	$416	$1,401	$1,514	$2,351

Net income per share attributable to Eaton ordinary shareholders
Diluted	$0.95	$3.14	$3.45	$5.24
Basic	0.96	3.16	3.47	5.27

Weighted-average number of ordinary shares outstanding
Diluted	436.3	445.2	438.4	448.3
Basic	433.5	442.6	435.8	445.9

Cash dividends declared per ordinary share	$0.66	$0.60	$1.98	$1.80

Reconciliation of net income attributable to Eaton ordinary shareholders to adjusted earnings
Net income attributable to Eaton ordinary shareholders	$416	$1,401	$1,514	$2,351
Excluding acquisition integration charges (after-tax)	—	1	—	2
Adjusted earnings	$416	$1,402	$1,514	$2,353

Net income per share attributable to Eaton ordinary shareholders - diluted	$0.95	$3.14	$3.45	$5.24
Excluding per share impact of acquisition integration charges (after-tax)	—	—	—	—
Adjusted earnings per ordinary share	$0.95	$3.14	$3.45	$5.24

See accompanying notes.

EATON CORPORATION plc
BUSINESS SEGMENT INFORMATION
	Three months ended September 30		Nine months ended September 30

(In millions)	2018	2017	2018	2017
Net sales
Electrical Products	$1,789	$1,785	$5,327	$5,167
Electrical Systems and Services	1,519	1,421	4,413	4,168
Hydraulics	670	634	2,103	1,854
Aerospace	478	438	1,399	1,303
Vehicle	876	858	2,668	2,489
eMobility	80	75	240	210
Total net sales	$5,412	$5,211	$16,150	$15,191

Segment operating profit
Electrical Products	$343	$330	$984	$915
Electrical Systems and Services	234	196	628	545
Hydraulics	94	80	285	214
Aerospace	105	84	284	244
Vehicle	166	150	464	399
eMobility	10	16	35	40
Total segment operating profit	952	856	2,680	2,357

Corporate
Amortization of intangible assets	(95)	(98)	(289)	(288)
Interest expense - net	(67)	(60)	(205)	(181)
Pension and other postretirement benefits expense	(3)	(16)	(4)	(38)
Gain on sale of business	—	1,077	—	1,077
Arbitration decision expense	(275)	—	(275)	—
Other corporate expense - net	(73)	(65)	(209)	(194)
Income before income taxes	439	1,694	1,698	2,733
Income tax expense	23	293	184	381
Net income	416	1,401	1,514	2,352
Less net income for noncontrolling interests	—	—	—	(1)
Net income attributable to Eaton ordinary shareholders	$416	$1,401	$1,514	$2,351

See accompanying notes.

EATON CORPORATION plc
CONDENSED CONSOLIDATED BALANCE SHEETS
	September 30, 2018	December 31, 2017
(In millions)
Assets
Current assets
Cash	$327	$561
Short-term investments	178	534
Accounts receivable - net	4,027	3,943
Inventory	2,835	2,620
Prepaid expenses and other current assets	500	679
Total current assets	7,867	8,337

Property, plant and equipment - net	3,446	3,502

Other noncurrent assets
Goodwill	13,385	13,568
Other intangible assets	4,949	5,265
Deferred income taxes	241	253
Other assets	1,740	1,698
Total assets	$31,628	$32,623

Liabilities and shareholders’ equity
Current liabilities
Short-term debt	$82	$6
Current portion of long-term debt	426	578
Accounts payable	2,165	2,166
Accrued compensation	427	453
Other current liabilities	2,167	1,872
Total current liabilities	5,267	5,075

Noncurrent liabilities
Long-term debt	6,737	7,167
Pension liabilities	1,160	1,226
Other postretirement benefits liabilities	344	362
Deferred income taxes	347	538
Other noncurrent liabilities	984	965
Total noncurrent liabilities	9,572	10,258

Shareholders’ equity
Eaton shareholders’ equity	16,754	17,253
Noncontrolling interests	35	37
Total equity	16,789	17,290
Total liabilities and equity	$31,628	$32,623

See accompanying notes.

EATON CORPORATION plc
NOTES TO THE THIRD QUARTER 2018 EARNINGS RELEASE

Amounts are in millions of dollars unless indicated otherwise (per share data assume dilution).

Note 1. NON-GAAP FINANCIAL INFORMATION

This earnings release includes certain non-GAAP financial measures. These financial measures include adjusted earnings, adjusted earnings per ordinary share, net income per ordinary share excluding the per share impact of the arbitration decision expense, net income per ordinary share excluding the per share impact of the gain on sale of a business, and operating profit before acquisition integration charges for each business segment as well as corporate, each of which differs from the most directly comparable measure calculated in accordance with generally accepted accounting principles (GAAP). A reconciliation of each of these financial measures to the most directly comparable GAAP measure is included in this earnings release. Management believes that these financial measures are useful to investors because they exclude certain transactions, allowing investors to more easily compare Eaton Corporation plc's (Eaton or the Company) financial performance period to period. Management uses this information in monitoring and evaluating the on-going performance of Eaton and each business segment.

Net income per ordinary share of $0.95 for the third quarter of 2018 was $1.43 excluding $0.48 per share impact from the expense related to the arbitration decision. For full year 2018, we are expecting net income per share to be between $4.82 and $4.92, and between $5.30 and $5.40 excluding $0.48 per share for the expense related to the arbitration decision.

Net income per ordinary share of $3.14 for the third quarter of 2017 was $1.25 excluding $1.89 per share impact from the gain on the sale of the business related to the Eaton Cummins Automated Transmission Technologies joint venture.

Note 2. ARBITRATION DECISION

Eaton announced in a press release on August 29, 2018 that certain subsidiaries it acquired in the 2012 acquisition of Cooper Industries have been ordered to pay $293 by an arbitration panel. The panel’s award, issued on August 23, 2018, is related to claims brought by Pepsi-Cola Metropolitan Bottling Company, Inc. (“Pepsi”).

As Eaton previously disclosed, the dispute related to Pepsi’s claims that it was harmed by a 2011 settlement agreement that resolved litigation Pneumo Abex, LLC had previously brought against various Cooper entities. The litigation involved, among other things, a guaranty related to Pneumo Abex’s friction products business. Pepsi claimed that the value contributed to Pneumo Abex and a newly established trust in exchange for a release of the guaranty was substantially below reasonably equivalent value, and that an inability of Pneumo Abex to satisfy future liabilities may result in plaintiffs suing Pepsi under various theories. There are no other pending claims related to the contributions made for the release of the guaranty.

A Texas state court confirmed the arbitration award at the confirmation hearing, which was held on October 12, 2018. The Company is considering its options, including an appeal.

The impact of the arbitration award was an after-tax expense of $206 in the third quarter 2018, reducing third quarter earnings per share by $0.48.

Note 3. ACQUISITION INTEGRATION CHARGES

Eaton incurs integration charges related to acquired businesses. A summary of these charges follows:

					Operating profit excluding
	Acquisition		Operating profit		acquisition integration
	integration charges		as reported		charges
	Three months ended September 30
	2018	2017	2018	2017	2018	2017
Business segment
Electrical Products	$—	$1	$343	$330	$343	$331
Electrical Systems and Services	—	—	234	196	234	196
Hydraulics	—	—	94	80	94	80
Aerospace	—	—	105	84	105	84
Vehicle	—	—	166	150	166	150
eMobility	—	—	10	16	10	16
Total business segments	—	1	$952	$856	$952	$857
Corporate	—	—
Total acquisition integration charges before income taxes	—	1
Income taxes	—	—
Total after income taxes	$—	$1
Per ordinary share - diluted	$—	$—

					Operating profit excluding
	Acquisition		Operating profit		acquisition integration
	integration charges		as reported		charges
	Nine months ended September 30
	2018	2017	2018	2017	2018	2017
Business segment
Electrical Products	$—	$3	$984	$915	$984	$918
Electrical Systems and Services	—	—	628	545	628	545
Hydraulics	—	—	285	214	285	214
Aerospace	—	—	284	244	284	244
Vehicle	—	—	464	399	464	399
eMobility	—	—	35	40	35	40
Total business segments	—	3	$2,680	$2,357	$2,680	$2,360
Corporate	—	—
Total acquisition integration charges before income taxes	—	3
Income taxes	—	1
Total after income taxes	$—	$2
Per ordinary share - diluted	$—	$—

Business segment acquisition integration charges in 2017 related to the integration of Ephesus Lighting, Inc. (Ephesus), which was acquired in 2015. The charges associated with Ephesus were included in Selling and administrative expense. In Business Segment Information, the charges reduced Operating profit of the related business segment.

CONTACT:
Eaton Corporation plc
Kelly Jasko, Media Relations, +1 440-523-5304
kellymjasko@eaton.com
or
Don Bullock, Investor Relations, +1 440-523-5127